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Scott Schecter	Hulus Alpay
Chief Financial Officer	Investor Relations
HydroGen Corporation	Makovsky + Company
(412) 405-1000	(212) 508-9600
sschecter@hydrogenllc.com	halpay@makovsky.com

HydroGen Corporation Ships First 400 kW Fuel Cell Module

Module delivered to PAFC power plant at ASHTA Chemicals’ chlor-alkali facility

Cleveland, Ohio - February 25, 2008 - HydroGen Corporation (Nasdaq: HYDG), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, announced today that it has produced and delivered its first 400 kW module ahead of its previously announced commitment date of March 7, 2008. The PAFC module was shipped to the Company's 400 kW commercial demonstration power plant at the chlor-alkali facility owned and operated by ASHTA Chemicals, Inc. in Ashtabula, Ohio on February 22, 2008.

Installation of the 400 kW module in the ASHTA power plant and pre-operational checkout are expected to take approximately one month, after which the plant will begin testing and operation at power.

John Freeh, CEO of HydroGen commented: “The delivery of the ASHTA module validates our production process and is an important element in our marketing efforts. Operating our module at this industrial site will allow us to demonstrate its effectiveness to potential customers. I congratulate the men and women of our Versailles manufacturing plant for achieving this important milestone.”

About HydroGen Corporation
HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology. Advancing fuel cell technology originally developed by Westinghouse Corporation, the Company targets market applications where hydrogen or natural gas are available, and other drivers favoring the adoption of fuel cells are present.

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HydroGen Ships First 400 kW Module
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Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support itsgrowth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.